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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of The Kroger Co. on Form S-8 (File No. 33-2056), Form S-8 (File No. 2-98858), Form S-8 (File No. 33-20734), Form S-8 (File No. 33-25698), Form S-8 File No.
(33-38121), Form S-8 (File No. 33-38122), Form S-8 (File No. 33-53747), Form S-8
(File No. 33-55501), Form S-3 (File No. 33-61563), Form S-8 (File No.
333-11859), Form S-8 (File No.333-11909), Form S-8 (File No.333-27211), Form S-4
(File No. 333-66961), and Form S-3 (File No. 333-74389) of our report dated April 30, 1999, on our audits of the consolidated financial statements of The Kroger Co. as of January 30, 1999, and for the twenty-eight days then ended, which report is included in this Current Report on Form 8-K.



(PricewaterhouseCoopers LLP)
PricewaterhouseCoopers LLP
Cincinnati, Ohio
May 10, 1999